Exhibit 99.1
PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487 POC:24-0277 Page 1 of 1

NEWS RELEASE

FOR IMMEDIATE RELEASE                               Monday, June 14, 2004

PRECISION OPTICS CORPORATION
ANNOUNCES EFFECTIVENESS OF REGISTRATION STATEMENT
FOR RIGHTS OFFERING

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) announced today that the U.S. Securities and Exchange Commission has declared the Company’s registration statement on Form S-3 effective as of June 14, 2004. The purpose of the filing is to register 5,256,159 shares of common stock that may be newly issued in connection with the Company’s rights offering as announced on May 12, 2004.

Under the terms of the rights offering, each holder of the Company’s common stock on the record date of June 7, 2004 will be granted for each common share they hold one subscription right to purchase three shares of common stock, at a price of $1.00 per share. In addition, stockholders who exercise their rights in full will also be eligible to purchase shares that other stockholders decline to purchase, subject to proration based on the availability of shares.

Assuming that all shares are sold, aggregate gross proceeds of the offering, before expenses, will be approximately $5.3 million.

The rights offering will begin on June 14, 2004 and will terminate on July 14, 2004 at 5:00 p.m. EDT, unless extended by the Company. As soon as practicable, a written prospectus containing the terms and conditions of the rights offering and other relevant information will be distributed to each holder of record at June 7, 2004. Following such time, holders of record may also obtain copies of the prospectus from the subscription agent, EquiServe Trust Company, N.A., 161 Baystate Drive, Braintree, Massachusetts 02184, tel. no. 1-877-282-1168.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements
Forward-looking statements contained in this news release, including those related to the Company’s products under development, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; the risks associated with reliance on a few key customers; the Company’s ability to maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the level of proceeds generated from the rights offering; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2003.

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